Exhibit 10.3

2017 DECLARATION OF AMENDMENT TO

 AKOUSTIS, INC.

2015 EQUITY INCENTIVE PLAN

THIS 2017 DECLARATION OF AMENDMENT, is made effective as of the 11th day of September, 2017, by Akoustis Technologies, Inc., a Delaware corporation (the “Company”), to the Akoustis Technologies, Inc. 2015 Equity Incentive Plan (the “Plan”). Capitalized terms used but not defined herein shall have the meaning ascribed to them in the Plan.

R E C I T A L S:

WHEREAS, the Board of Directors of the Company has deemed it advisable to amend Section 13 of the Plan to enhance the liquidity of Shares issued under the Plan; and

WHEREAS, the Company desires to evidence such amendment by this 2017 Declaration of Amendment.

NOW, THEREFORE, IT IS DECLARED that Section 13 of the Plan shall be and hereby is amended by renumbering the existing Section 13 as Section 13(a) and inserting Section 13(b) immediately following Section 13(a) as follows:

(b)	Lapse of Restrictions. Any restriction on the Shares underlying an Award contained in an Award Agreement or other applicable written agreement requiring that all transferees of the Shares underlying an Award receive and hold the Shares subject to the terms of the applicable Award Agreement (including, insofar as applicable, terms relating to transfer restrictions, rights of first refusal, and the obligation to enter into certain requested lockup agreements), shall lapse upon the vesting and, to the extent applicable, exercise of the applicable Award.

IN WITNESS WHEREOF, this 2017 Declaration of Amendment is executed on behalf of Akoustis Technologies, Inc., effective as of the day and year first above written.

AKOUSTIS TECHNOLOGIES, INC.

By:	/s/ Jeffrey B. Shealy
Jeffrey B. Shealy
Chief Executive Officer

ATTEST:

/s/ John T. Kurtzweil ___________

John T. Kurtzweil

Chief Financial Officer